Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

AIM ImmunoTech Inc.

Ocala, Florida

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 30, 2021, relating to the consolidated financial statements of AIM ImmunoTech Inc. included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ BDO USA, LLP

Miami, Florida
June 30, 2021